Exhibit 99

CACI Rejects Lawsuit as Slanderous and Ludicrous

Frivolous Suit Based on False Statements Without Merit

Arlington, VA, July 27, 2004 — CACI International Inc (NYSE:CAI) today issued the following statement: Today, a consortium of opportunistic lawyers filed a lawsuit in federal court in Washington, D.C. The suit wrongfully alleges CACI employees participated in the abuse and torture of prisoners at Abu Ghraib prison.

CACI rejects and denies the allegations of the suit as being a malicious and farcical recitation of false statements and intentional distortions. The suit alleges a plethora of heinous acts by employees that the company rejects and denies in their totality.

Neither the company nor any of its employees has been charged with any wrongdoing or illegal acts relating to any work in Iraq. The lawsuit filed against CACI is tantamount to an “ambulance chasing” and “piling-on” activity in a blatant attempt to extort financial gain. These falsehoods and inaccuracies demonstrate the utter lack of investigation prior to filing suit by the plaintiffs and their counsel.

The company has stated repeatedly that it will not condone, tolerate or endorse any illegal behavior at any time. The company will act forcefully and promptly if evidence is discovered showing that its employees acted in violation of the law or of CACI’s policies. At the same time, the company will not rush to judgment on the basis of slander, distortion, false claims, partial reports, or any incomplete investigations. The company supports the concepts of the rule of law, due process, and the presumption of innocence.

In light of the frivolous and malicious nature of this lawsuit, as well as the apparent lack of any pre-filing investigation of the facts, the company stated it is examining its options for sanctions against the lawyers who participated in the filing of this lawsuit.

CACI continues to provide professional interrogation and analyst support services (an intelligence information gathering function) to the U.S. Army in Iraq. Since 1962, the company has successfully provided IT services during nine U.S. Presidential administrations that have had varying policies and objectives. With over 9,400 employees operating from over 100 office locations in the USA and around the world, CACI takes pride in satisfying its customers and in complying with the highest ethical standards.

CACI’s advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. Our efforts also free up the troops for other critical military missions. Its U.S. military customers in Iraq have commended the company for its performance.

Additional information, news releases, and FAQs on CACI’s Iraq business and these related matters is available on CACI’s website: www.caci.com

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, homeland security and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For other information contact:

Jody Brown Senior Vice President, Public Relations

(703) 841-7801, jbrown@caci.com